EXHIBIT 99.1

VASCO Reports Third Quarter and Nine Months 2003 Results - Third Quarter Revenue from Continuing Operations Reflects Best Third Quarter in Company's History.

Q3 2003 revenues increase 18% compared to Q3 2002; Q3 2003 net income of $1.3 million compared to net losses of $0.8 million in Q3 2002. Cash balances of $5.5 million increase $1.5 million from June 30, 2003. All bank debt is paid off. Backlog for firm orders to be shipped in Q4 2003 at $4.4 million.

OAKBROOK TERRACE, Ill., and BRUSSELS, Belgium, October 23, 2003 - VASCO Data Security International, Inc. (Nasdaq: VDSI) ( www.vasco.com), a global provider of security products that enable e-business and e-commerce, today announced financial results for the third quarter and nine months ended September 30, 2003. Revenues for the third quarter and first nine months were $5,599,000 and $16,670,000, respectively, and were 18% and 19% higher than the third quarter and first nine months of 2002, respectively.

Operating income for the third quarter of 2003 was $58,000 compared with an operating loss of $905,000 for the third quarter of 2002. Operating income for the nine months ended September 30, 2003 was $758,000 compared to an operating loss of $2,891,000 for the comparable period of 2002. Operating expenses for the third quarter and first nine months of 2003 were $3,395,000 and $9,185,000, respectively, a decrease of 5% from $3,584,000 in the third quarter 2002 and a decrease of 16% from $10,934,000 in the first nine months of 2002.

The Company reported net income for the third quarter of 2003 of $1,287,000 compared with a net loss of $809,000 for the comparable period of 2002. Net income for the first nine months of 2003 was $2,490,000 compared with a net loss of $2,639,000 for the first nine months of 2002. Net income in 2003 included a gain from the sale, in the third quarter, of its VACMAN Enterprise business unit of $1,517,000, a loss from discontinued operations of $36,000 for the three months ended September 30, 2003 and income from discontinued operations of $448,000 for the nine months ended September 30, 2003. Excluding the results of its VACMAN Enterprise unit, the Company reported a net loss from continuing operations of $194,000 and net income from continuing operations of $525,000 for the three and nine months ended September 30, 2003, respectively. For 2002, the Company reported net losses from continuing operations for the three and nine month periods of $1,021,000 and $3,385,000, respectively.

Income per basic and diluted common share from total operations was $0.04 and $0.06 for the third quarter and first nine months of 2003, respectively, and compares to a loss per basic and diluted common share of $0.04 and $0.12 for the third quarter and first nine months of 2002, respectively. For the third quarter of 2003, the Company reported a loss per basic and diluted common share of $0.01 from continuing operations and income per basic and diluted common share of $0.05 from discontinued operations. For the nine months ended September 30, 2003, the Company reported no income or loss per basic and diluted common share from continuing operations and income per basic and diluted common share of $0.06 from discontinued operations.

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations was $320,000 and $1,951,000 for the third quarter and first nine months of 2003, respectively, compared with losses before these items of $698,000 in the third quarter and $2,094,000 for the first nine months of 2002. The Company had a cash balance at September 30, 2003 of $5,524,000 compared to $3,983,000 and $2,616,000 at June 30, 2003 and December 31, 2002,
respectively.

"The management team completed several major transactions in the third quarter while achieving record third-quarter revenue," said Ken Hunt, VASCO's CEO, and Chairman. "During the quarter, we completed the sale of the VACMAN Enterprise business unit, a non-core business, repurchased all of the outstanding shares of our Series C Convertible Preferred Stock from Ubizen N.V., raised $8 million of new capital and repaid our $3.4 million term loan from Dexia Bank. Each of these transactions was identified as a key objective for the team at the beginning of the year and we are very pleased to have completed each of them in the third quarter. With these transactions behind us, the management team can focus more clearly on increasing revenues and continuing to improve operating efficiency."

"The third quarter of 2003 was one of the best third quarters in the Company's history," stated Jan Valcke, VASCO's President, and COO. "Traditionally the third quarter is one of our weakest quarters due to the holidays. Revenue in the third quarter of 2003 was higher than any previous third quarter and it was only the second time in the Company's history that it generated an operating profit in the third quarter. As I have noted in previous quarters, the market continues to be very cautious relative to spending on investment technology. Even with the cautious market, we were able to add 112 new customers in the third quarter. For the first nine months, we have now added a total of 442 new customers. New customers often start with small orders, but are an important source of revenue in the future as they learn more about the benefits of strong user authentication and the ease with which our product can be deployed and used. With the holidays, our order activity in the third quarter was predictably slower than prior quarters. As we start the fourth quarter, we are seeing a high level of interest in our authentication products, but have noticed that some orders are being delayed as customers are uncertain about the economy. We are confident, however, that the order volume will increase as our customers finalize their plans for 2003 and 2004"

Cliff Bown, Executive Vice President and CFO added, "I believe that the transactions that were completed in the third quarter have strengthened our balance sheet significantly. As a result of the sale of VACMAN Enterprise, we should be able to convert a non-core asset to cash over time. The repurchase of the Series C Convertible Preferred Stock eliminated the risk of substantial dilution to existing shareholders if the Series C had reached its mandatory conversion date. Finally, the recent financing allowed the Company to pay off all of its outstanding bank debt and replenish its working capital. Those transactions, combined with the positive operating cash flow, as measured by EBITDA, and continued improvement in reducing our Days Sales Outstanding (DSO) in net accounts receivable, have increased our working capital to $4.6 million from $1.0 million at June 30, 2003 and from a deficit of $0.6 million at December 31, 2002. During the third quarter, we were able to reduce our DSO to 45 days, a reduction of 14 days and 28 days from June 30, 2003 and December 31, 2002, respectively."

                    VASCO DATA SECURITY INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                           THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                               SEPTEMBER 30                       SEPTEMBER 30
                                                       -----------------------------     -----------------------------
                                                           2002             2003             2002             2003
                                                       ------------     ------------     ------------     ------------
Net revenues                                           $  4,740,000     $  5,599,000     $ 13,979,000     $ 16,670,000

Cost of goods sold                                        2,061,000        2,146,000        5,936,000        6,727,000
                                                       ------------     ------------     ------------     ------------
Gross profit                                              2,679,000        3,453,000        8,043,000        9,943,000

Operating costs:
   Sales and marketing                                    1,825,000        1,579,000        5,741,000        4,589,000
   Research and development                                 651,000          747,000        2,043,000        2,064,000
   General and administrative                             1,177,000        1,037,000        3,183,000        2,492,000
   Non-cash compensation (recovery)                         (69,000)          32,000          (33,000)          40,000
                                                       ------------     ------------     ------------     ------------
      Total operating costs                               3,584,000        3,395,000       10,934,000        9,185,000
                                                       ------------     ------------     ------------     ------------
Operating income (loss) from continuing operations         (905,000)          58,000       (2,891,000)         758,000

Interest expense, net                                       (45,000)         (22,000)        (238,000)        (120,000)
Other income (expense), net                                 (71,000)          (5,000)        (116,000)         376,000
                                                       ------------     ------------     ------------     ------------
Income (loss) from continuing operations
   before income taxes                                   (1,021,000)          31,000       (3,245,000)       1,014,000
Provision for income taxes                                       --          225,000          140,000          489,000
                                                       ------------     ------------     ------------     ------------
Net income (loss) from continuing operations             (1,021,000)        (194,000)      (3,385,000)         525,000

Discontinued operations:
   Income (loss) from discontinued operations               212,000          (36,000)         746,000          448,000
   Gain on sale of discontinued operations                       --        1,517,000               --        1,517,000
                                                       ------------     ------------     ------------     ------------
Net income (loss)                                          (809,000)       1,287,000       (2,639,000)       2,490,000

Preferred stock accretion and dividends                    (291,000)         (67,000)        (873,000)        (649,000)
                                                       ------------     ------------     ------------     ------------

Net income (loss) available to common shareholders     $ (1,100,000)    $  1,220,000     $ (3,512,000)    $  1,841,000
                                                       ============     ============     ============     ============
Basic and diluted net income (loss) per common share:
   Income (loss) from continuing operations            $      (0.05)    $      (0.01)    $      (0.15)    $         --
   Income (loss) from discontinued operations          $       0.01     $       0.05     $       0.03     $       0.06
                                                       ------------     ------------     ------------     ------------
      Net income (loss)                                $      (0.04)    $       0.04     $      (0.12)    $       0.06
                                                       ============     ============     ============     ============

Weighted average common shares outstanding:
   Basic                                                 28,346,000       28,437,000       28,305,000       28,420,000
                                                       ============     ============     ============     ============
   Diluted                                               28,389,000       31,222,000       28,333,000       29,510,000
                                                       ============     ============     ============     ============


                    VASCO DATA SECURITY INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                  December 31,   September 30,
                                                                      2002           2003
                                                                  ------------   -------------
                                                                    (Audited)     (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash                                                           $  2,616,000    $  5,524,000
  Accounts receivable, net of allowance for doubtful accounts       2,870,000       2,725,000
  Inventories, net                                                  1,579,000       1,654,000
  Prepaid expenses                                                    395,000         246,000
  Assets of discontinued operations                                   156,000              --
  Other current assets                                                119,000         693,000
                                                                 ------------    ------------
    Total current assets                                            7,735,000      10,842,000
Property and equipment
  Furniture and fixtures                                            1,485,000       1,870,000
  Office equipment                                                  1,927,000       1,972,000
                                                                 ------------    ------------
    Total property and equipment                                    3,412,000       3,842,000
  Accumulated depreciation                                         (2,256,000)     (2,994,000)
                                                                 ------------    ------------
    Net property and equipment                                      1,156,000         848,000

Intangible assets, net                                              1,911,000       1,504,000
Goodwill, net                                                         250,000         250,000
Note receivable and investment in SSI                                      --       1,212,000
Other assets                                                           81,000          87,000
                                                                 ------------    ------------
Total assets                                                     $ 11,133,000    $ 14,743,000
                                                                 ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt                           $  3,590,000    $         --
  Accounts payable                                                  1,850,000       1,819,000
  Liabilities related to assets of discontinued operations            108,000          43,000
  Deferred revenue                                                    644,000         679,000
  Amount payable to Ubizen                                                 --       1,000,000
  Other accrued expenses                                            2,131,000       2,666,000
                                                                 ------------    ------------
    Total current liabilities                                       8,323,000       6,207,000

STOCKHOLDERS' EQUITY:
  Series C Convertible Preferred Stock                              9,108,000              --
  Series D Convertible Preferred Stock                                     --       5,831,000
  Common stock                                                         28,000          30,000
  Additional paid-in capital                                       36,763,000      47,145,000
  Accumulated deficit                                             (42,608,000)    (43,858,000)
  Accumulated other comprehensive income (loss) -
    cumulative translation adjustment                                (481,000)       (612,000)
                                                                 ------------    ------------

Total stockholders' equity                                          2,810,000       8,536,000
                                                                 ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 11,133,000    $ 14,743,000
                                                                 ============    ============

Reconciliation of EBITDA from continuing operations to net income from continuing operations:


                                     Three Months Ended (unaudited),          Nine Months Ended (unaudited),
                                    ---------------------------------       ----------------------------------
                                    Sept. 30, 2002     Sept. 30, 2003       Sept. 30, 2002      Sept. 30, 2003
                                    --------------     --------------       --------------      --------------
EBITDA                               $  (698,000)        $   320,000         $(2,094,000)        $ 1,951,000

Interest expense, net                     45,000              22,000             238,000             120,000
Tax provision                                 --             225,000             140,000             489,000
Depreciaton and amortization             278,000             267,000             913,000             817,000
                                     -----------         -----------         -----------         -----------
Net income (loss)                    $(1,021,000)        $  (194,000)        $(3,385,000)        $   525,000
                                     ===========         ===========         ===========         ===========




Highlights of the Quarter - VASCO:

- Sells VACMAN Enterprise to SecureD Services,

- Reaches agreement with Ubizen to settle Ubizen's $15 million investment in the Company for $4 million in cash and 2 million shares of common stock,

- Completes $8 million capital raise,

- Repays term note to Dexia Bank, eliminating all bank debt,

- Launches Digipass Pack of Microsoft Outlook Web Access,

- Launches Digipass Go3,

- Signs a solution partnership agreement with Network Engines, and

- Adds 8 new distributors, bringing the total number of VASCO distributors to 29


Please join us during our upcoming conference call on October 23, 2003, at 10:00 a.m. EDT - 16:00h CET.

During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr Cliff Bown, CFO, will discuss VASCO's Results for the Third Quarter and First Nine Months of 2003.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: +1 800-475-2151
International:  +1 973-582-2710

And mention access code: VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

ABOUT VASCO: VASCO designs, develops, markets and supports patented "Identity Authentication" products for e-business and e-commerce. VASCO's Identity Authentication software is delivered via its Digipass security products, small "calculator" hardware devices carried by an end user, or in a software format on mobile phones, other portable devices, and PCs. For user access control, VASCO's VACMAN products guarantee that only designated Digipass users get access to the application. VASCO's target markets are the applications and their several hundred million users that utilize fixed passwords as security. VASCO's time-based system generates a "one-time" password that changes with every use, and is virtually impossible to hack, or break. With 10 million Digipass products sold and ordered, VASCO has established itself as a world-leader for strong Identity Authentication with 200 international financial institutions, approximately 1000 blue-chip corporations, and governments representing more than 50 countries.


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

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

More information is available at www.vasco.com.
                                 -------------

For more information contact:

Media: Jochem Binst: +32 2 456 9810, JBINST@VASCO.COM
                                     ----------------

Investor Relations: Tony Schor, President, Investor Awareness, Inc.:
847-945-2222, TONYSCHOR@INVESTORAWARENESS.COM
              -------------------------------




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